EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made effective as defined below in Subsection 16(E) (“Agreement Effective Date”), by and between Hussein Rakine (hereinafter referred to as “Rakine”), Flora Growth Management Corp. (“Flora Management”) and Flora Growth Corp. (“Flora Growth” and together with Flora Management, hereinafter referred to as “Company”).  Rakine and Company are collectively referred to as the “Parties” and singularly referred to as “Party.”

RECITALS

WHEREAS, Rakine is employed by the Company as Chief Executive Officer (“CEO”) pursuant to the terms of an Employment Agreement dated as of April 16, 2023 (the “Employment Agreement”); and

WHEREAS, Rakine serves as a member of the Board of Directors of Flora Growth; and

WHEREAS, the Company has accepted Rakine’s voluntary resignation as CEO from the Company and its affiliates effective June 27, 2023 (“Separation Date”); and

WHEREAS, the Parties desire to compromise, fully and finally settle, and fully release any and all actual or potential claims, known and unknown, that either of them may have against the other as of the effective date of this Agreement; and

NOW, THEREFORE, in consideration of the promises, the performance of the covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties to this Agreement hereby represent, warrant, consent, and agree as follows:

1. Adoption of Recitals. The Parties hereto adopt the above recitals as being true and correct, and they are incorporated herein as material parts of this Agreement.

2. Separation.

A. Separation of Employment. The Company agrees to accept Rakine’s resignation as CEO of the Company effective on the Separation Date. The Company’s records and any public disclosure shall reflect that Rakine’s employment ceased as a result of his voluntary resignation. Rakine shall continue to serve as a member of the Board of Directors of Flora Growth.

B. Assistance Following Separation. Rakine will assist the Company in assuring an orderly transition for any and all matters being handled by Rakine as of the Separation Date. Rakine also agrees to make himself available at reasonable times during normal business hours, and upon reasonable notice from time to time as necessary for management transition. Rakine agrees that he will reasonably cooperate with the Company in connection with any audit, internal investigation, or defense or prosecution of any claim that may be made against or by Company, or in connection with any ongoing or future audit or investigation or dispute or claim of any kind involving Company, including any proceeding, civil or criminal, before any arbitral, administrative, judicial, legislative or other body or agency, by providing truthful, accurate and complete testimony on information that is personally known to Rakine in or in connection with any proceeding.

C. Prior Agreements Between Rakine and Company. The Parties mutually acknowledge and agree that except for Sections 7 and 8 of his Employment Agreement setting forth his post-employment obligations governing confidentiality, non-compete and non-solicit obligations, and his Indemnification Agreement, which shall remain in full force and effect, any and all other prior agreements, contracts, arrangements or understandings between Rakine and Company are declared null and void with no legal effect as of the Separation Date.

D. Waiver of Attorneys’ Fees and Costs. The Parties agree that each will bear his or its own costs and fees (including all attorneys’ fees, costs, and expenses) incurred in any way with respect to the negotiation and execution of this Agreement. The Parties further agree that this Agreement shall not be interpreted so as to render either Party as a prevailing party for purposes of any statute or otherwise.

3. Continuing Obligations. Effective on the Separation Date, the definitions of “Competing Business” and “Customer” as set forth in Section 8 of the Employment Agreement shall be amended in their entirety to read as follows:

“(i) “Competing Business” shall mean any natural person or entity engaged in the business of manufacturing, developing new brands or marketing CBD and/or Delta 8 products, but shall not include the sale or distribution of such products by those entities set forth on Schedule I.”

”(ii)  “Customer” shall mean any Person with which Flora Management or Flora Affiliates has an existing sales contract with or whom purchases a material amount of CBD/and or Delta 8 products from Flora Affiliates, excluding those customers of the entities set forth on Schedule I.”

Subject to the foregoing modifications, upon signing this Agreement, Rakine reaffirms and agrees to adhere to the terms of Sections 7 and 8 of the Employment Agreement entered into by Rakine and the Company, as well as the Company’s policies and procedures governing post-employment obligations, such as its non-disclosure and insider trading policies.  Rakine also is obligated to immediately return any Confidential Information, as defined in the Employment Agreement, and/or trade secret information including, but not limited to, records, reports, budgets, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, documents, property, or reproductions of any aforementioned items belonging to the Company.  The Company will avail itself of its full legal remedies if Rakine violates his on-going obligations to the Company.

4. General Release by Rakine and Waiver of All Claims.

A. Definitions. For purposes of this Section 4, “Rakine” means Hussein Rakine, and all persons, including, without limitation, his heirs, executors, successors, administrators, assigns, agents, and/or attorneys claiming by and through his. For purposes of this Section 4, “Released Parties” means one, all or any combination of the following: Flora Growth, Flora Management and each of their respective past and present corporations, affiliates, subsidiaries, parent companies, entities, divisions, associated companies, successors and assigns, and their past and present directors, officers, shareholders, contractors, agents, attorneys, insurers and/or employees.

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B. Release. Other than as provided for herein, Rakine unconditionally and irrevocably releases the Released Parties from all known or unknown claims, debts, liabilities, breaches of contract, compensation, stock options, claims for profits, claims for expenses, demands, damages, actions, causes of action, or suits of any kind or nature whatsoever, if any, that Rakine presently has or could have, for any event, occurrence, or omission that has occurred prior to Rakine signing this Agreement including, but not limited to, all losses, debts, liabilities, breaches, claims and causes of action based on breach of contract, accounting, misrepresentation, fraud, property damage, personal injury, disclosure of trade secrets and proprietary information, conflicts of interest, tortious interference, breach of fiduciary duties, demands, costs, loss of services, expenses, compensation, contribution, attorneys’ fees, and all compensatory, consequential, liquidated, special, and punitive damages, or any other law prohibiting discrimination, harassment, and/or retaliation based on the exercise of Rakine’s rights under any law providing whistleblower protection, providing workers’ compensation benefits, providing or protecting Rakine benefits and pension plans, regarding payment of wages or other compensation, protecting union activity, mandating leaves of absence, prohibiting discrimination based on veteran status or military service, restricting an employer’s right to terminate Rakine or otherwise regulating employment, enforcing express or implied employment contracts, concerning government contracts and compliance with same, requiring an employer to deal with Rakine fairly or in good faith, providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, negligent supervision, training, and retention, any claims of alleged fraud and/or inducement, including but not limited to alleged inducement to enter into this Agreement; any and all other tort claims, defamation, and similar or related claims, or relating to salary, commission, compensation, benefits, and other matters; all claims for attorneys' fees and costs; all claims for physical, mental, emotional, and/or pecuniary injuries, losses and damages of every kind, including but not limited to earnings, punitive, liquidated and compensatory damages, and employment benefits; any and all claims whatsoever against any of the Released Parties for wages, bonuses, stock options, benefits, fringe benefits, vacation pay, or other compensation or for any damages, fees, costs, or benefit, and any and all claims whatsoever to reinstatement or future employment with Company. Rakine understands that this means that Rakine is releasing the Released Parties, and may not bring claims against them under, inter alia, (1) the Employee Retirement Income Security Act; (2) Title VII of the Civil Rights Act of 1964; (3) Sections 1981 and 1983 of the Civil Rights Act of 1866; (4) Sections 1981 through 1988 of Title 42 of the United States Code; (5) the Equal Pay Act; (6) the Worker Adjustment Retraining and Notification Act; (7) the Immigration Reform and Control Act; (8) the Americans with Disabilities Act, and Sections 503 and 504 of the Rehabilitation Act of 1973; (9) the Family and Medical Leave Act; (10) the Age Discrimination in Employment Act (“ADEA”); (11) the Older Workers Benefit Protection Act (“OWBPA”); (12) the Consolidated Omnibus Reconciliation Act; (12) the Occupational Safety and Health Act; (13) the Fair Credit Reporting Act; (14) the Florida Minimum Wage Act; (15) the Florida Civil Rights Act; (16) retaliation claims under Florida Workers’ Compensation law; (17) any foreign, federal, state and/or local whistleblower statute, regulation, ordinance or law; (18) any foreign, federal, state and/or local law, statute, regulation or ordinance prohibiting discrimination, retaliation and/or harassment or governing wage or commission payment claims; (19) all amendments to such laws; and (20) any other law prohibiting discrimination, harassment and/or retaliation based on the exercise of Rakine’s rights under any law providing whistleblower protection, providing workers’ compensation benefits, providing or protecting employee benefits and pension plans, regarding payment of wages or other compensation, protecting union activity, mandating leaves of absence, prohibiting discrimination based on veteran status or military service, restricting an employer’s right to terminate employees or otherwise regulating employment, enforcing express or implied employment contracts, concerning government contracts and compliance with same, requiring an employer to deal with employees fairly or in good faith, providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims, or relating to salary, commission, bonuses, compensation, benefits, and other matters. For the avoidance of doubt, this release includes, without limitation, any and all claims related to Rakine’s employment with the Company and/or separation from the Company. This release does not include any claims by Rakine asserting a breach of this Agreement by Company. Notwithstanding any other provision herein, nothing in this Agreement is intended to limit Rakine’s right or ability to initiate or participate in any investigation or proceeding conducted by any federal, state or local agency, including the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), and/or the U.S. Securities and Exchange Commission (“SEC”). Further, in accordance with the SEC’s whistleblower regulations, nothing in this Agreement is intended to limit any communication with or disclosure of confidential information to the SEC. Rakine knowingly agrees, however, to waive any right to recover monetary damages in any suit, complaint, charge or other proceeding filed by Rakine or anyone else on Rakine’s behalf. Rakine further represents that Rakine is not aware of facts or evidence that would form the basis of a whistleblower claim against the Company.

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C. Rakine acknowledges and agrees that he has received all compensation Rakine earned while employed by Company and that no additional earned compensation is owed whatsoever. Rakine understands that Rakine is releasing any and all claims, known or unknown, for events and/or matters that have occurred prior to Rakine signing this Agreement that Rakine may not know about as of the date he knowingly executes this Agreement.

5. Release of Rakine by the Company. The Company, on its own behalf and on behalf of each of its affiliates, direct and indirect parent companies, their respective affiliates, and each of their respective present, former and future officers, directors, shareholders, managers, members, employees and agents, successors and assigns of each of them hereby unconditionally and irrevocably releases Rakine from all known or unknown claims, debts, liabilities, obligations, breaches of contract, compensation, claims for profits, claims for expenses, demands, damages, actions, causes of action, or suits, if any, that the Company or any of the foregoing presently has or could have, for any event, occurrence, or omission that has occurred prior to the Company signing this Agreement including, but not limited to, claims based on the Employment Agreement, Rakine’s employment with the Company and any of its affiliates, and any services provided by Rakine to the Company and any of its affiliates, and including, but not limited to, claims under federal, state or local laws, statutes or ordinances, including any claim of tort or contract, or common law claims thereunder. The Company acknowledges that Rakine relied on the representations and promises in this Agreement and this release (described herein in Section 5) in agreeing to his general release of claims against the Company. The Company understands that it is releasing claims for events that have occurred prior to the Company’s signing this Agreement that the Company may not know about as of the date it executes this Agreement. This release does not waive or release Rakine from any obligation he has to the Company under this Agreement.

6. Forfeiture of Prior Equity Awards. Rakine expressly understands and agrees that by virtue of his resignation, all prior stock options and all awards of Restricted Stock previously granted to Rakine including, without limitation, shares issuable under the Employment Agreement, shall be cancelled and deemed null and void as of the Separation Date.

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7. Mutual Non-Disparagement.

A. Rakine further agrees that he will not, except as required by law, engage in any conduct or make any statement which is in any way critical of, or disparaging to, or otherwise derogatory about the Company or any of its services, business affairs or financial condition, or any of the Company’s directors, officers, employees, agents or representatives. Rakine understands and agrees that his commitment not to defame, disparage, or impugn the Company’s reputation constitutes a willing and voluntary waiver of his rights under the First Amendment of the United States Constitution and other laws.

B. The Company agrees that senior Company executives, members of the board of directors, and officers, will not, except as required by law, engage in any conduct or make any statement which is in any way critical of, or disparaging to, or otherwise derogatory about Rakine. To the extent anyone contacts the Company for a reference for Rakine, the Company shall simply confirm Rakine’s dates of employment and position.

8. Acknowledgement of Consideration. The Parties hereto each acknowledge and agree that Releases (Sections 4 and 5 above), and mutual covenants and promises that are set forth in this Agreement are being exchanged for each of the Parties executing this Agreement, and that, but for the agreements made hereunder, they have no entitlement to the consideration exchanged pursuant to this Agreement.

9. Knowing and Voluntary Waiver. The Parties hereto each acknowledge and agree that the waiver of Rakine’s claims is knowing and voluntary and that this waiver is a part of this Agreement, which has been written in a manner calculated to be, and which is, understood by each of the Parties.

10. Non-Admission. Nothing in this Agreement is to be construed as an admission of wrongdoing or of any liability by any of the Parties. Rakine acknowledges and agrees that this Agreement represents a settlement and compromise reached between the Parties. The execution of this Agreement shall not be deemed, construed, or interpreted, in any way, to be an admission by Company regarding liability, damages, or the validity of any claim or defense, which Rakine has asserted or may assert. If this Agreement is not fully and finally consummated by its valid and binding execution date, then no statements contained herein shall be used for any purpose whatsoever against any of the Parties.

11. Cooperation. The Parties agree to execute and deliver any and all documents that may be necessary to effectuate the terms agreed to herein.

12. Plain Meaning and Headers. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not for or against the drafter’s rights hereunder. The headers describing the contents of the provisions are simply for identification purposes and shall not be construed as a substantive part of the provision.

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13. Agreement the Product of Negotiation. This Agreement is the product of negotiation between the Parties. In the event of a dispute concerning the interpretation of this Agreement or of any of its terms or provisions, this Agreement shall be deemed to have been drafted jointly by the Parties and shall not be more strictly construed against any of the Parties.

14. Waiver. No waiver of a breach of any provision of this Agreement shall constitute a waiver of a breach of any other provision of this Agreement or of a prior or subsequent breach of the same provision. No extension of time of performance of an act or obligation under this Agreement shall constitute an extension of time of performance of any other act or obligation.

15. No Assignment. The Parties represent and warrant that no person other than the signatories hereto had or has any interest in the matters referred to in this Agreement, that the Parties have the sole right and exclusive authority to execute this Agreement, and that the Parties have not sold, assigned, transferred, conveyed, or otherwise disposed of any claim, demand or legal right that is the subject of this Agreement.

16. The Older Workers Benefit Protection Act and the Right to Consider and Revoke.

A. Rakine has up to twenty-one (21) days from the date of receipt of this Agreement to accept its terms. Rakine acknowledges and agrees that he has had the opportunity to consult with his attorney about this Agreement prior to any decision on his part to execute this Agreement.

B. Rakine is advised, pursuant to the Older Workers Benefit Protection Act (“OWBPA”), that by signing this Agreement he is specifically waiving any claims he might have which have accrued prior to the execution date of this Agreement under the Age Discrimination in Employment Act of 1967 (“ADEA”) and all amendments thereto. Rakine acknowledges, represents, and agrees that this Agreement shall result in a waiver and release of any rights Rakine has under the ADEA, and acknowledges, represents and agrees that he understands his rights under the OWBPA, including but not limited to, his right to consider this Agreement for a period of twenty-one (21) days after his receipt of this Agreement.

C. Rakine, by releasing any such claims under the ADEA, in addition to the other claims set forth in this Agreement, acknowledges that he so releases and waives these claims in exchange for the valuable consideration set forth herein.

D. After the date of Rakine’s execution of this Agreement, Rakine has an additional seven (7) days in which to revoke his acceptance. This Agreement shall not become effective or enforceable against The Company until it has been fully executed by Rakine and returned to the Company, Attention: General Counsel, at the address noted in Section 21 below. Furthermore, this Agreement shall not become effective or enforceable against the Company unless it remains unrevoked by Rakine within the additional seven (7) day revocation period. To revoke, Rakine must deliver to General Counsel, at the address set forth in Section 21 below, a written statement of revocation prior to 5:00 p.m. on the seventh day following Rakine’s execution of this Agreement.

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E. If Rakine does not revoke this Agreement, the eighth day after the date of Rakine’s written acceptance will be the “Agreement Effective Date.” If Rakine revokes his written acceptance of this Agreement within the seven day period specified above, Rakine shall not receive the benefit of this Agreement, which will not become effective or enforceable until the revocation period has expired.

17. Opportunity to Consult with Counsel. The Parties hereby represent and acknowledge that they have been provided with the opportunity to discuss and review the terms of this Agreement with their respective attorneys before signing it and that they are knowingly, freely and voluntarily signing this document in exchange for the benefits provided herein. The Parties further represent and acknowledge that they have been provided a reasonable period of time within which to review the terms of this Agreement. If any fact with respect to which this Agreement is executed is found hereafter to be other than, or different from, the facts now believed by Rakine to be true, Rakine expressly accepts and assumes the risk of such possible difference in fact and agrees that this Agreement shall be and remain effective notwithstanding such difference in fact.

18. Entire Agreement. This Agreement is the entire agreement between Rakine and Company relating to the subject matter of this Agreement, and fully supersedes any and all prior agreements and understandings, both written and oral, between any of the Parties. The Parties acknowledge that no one has made any representations or promises to them, other than those contained in or referred to in this Agreement, and that they are not relying on any representations or promises not set forth herein in executing this Agreement. This Agreement and this provision, however, do not alter, waive, or release (i) Rakine from any on-going, post-employment obligations to Company as set forth in Sections 7 and 8 of the Employment Agreement between Company and Rakine and (ii) the Company from any on-going obligations to Rakine under the Indemnification Agreement.

19. Modification or Amendment. No amendment, change, or modification of this Agreement, or waiver of any provision of this Agreement, shall be valid unless it is in writing, signed by each of the Parties or by his or its respective successors and/or assigns. The Parties agree not to make any claim at any time or place that this Agreement has been orally modified in any respect whatsoever.

20. Severability. If any provision or part of a provision of this Agreement shall be determined to be void or unenforceable by a court of law, administrative agency or tribunal of competent jurisdiction, the remainder of the Agreement shall remain valid and enforceable by any Party, and all other valid provisions of the Agreement shall survive and continue to bind the Parties.

21. Notice. Notice shall be addressed to the Parties at the address and email listed below and sent by both (a) e-mail and (b) by a nationally recognized overnight courier for next day morning delivery, in which case notice shall be deemed delivered one (1) business day after the facsimile has been sent and one (1) business day after deposit with such overnight courier. The addresses below may be changed by written notice to the other each of the Parties; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

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If to the Company:	Flora Growth Corp.
3406 SW 26th Terrace, Suite C-1
Fort Lauderdale, FL 33312
Attn: General Counsel

If to Rakine:	Hussein Rakine
Address on File

22. Counterparts. This Agreement may be executed by email via scanned PDF and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute the same agreement.

23. Execution of Agreement. The Parties to this Agreement each acknowledge and agree that in deciding to execute this Agreement: (a) the Parties relied entirely on their own judgment and that of any legal counsel; (b) no facts, evidence, event or transaction currently unknown to the Parties, but which may hereinafter become known, shall affect in any way or manner the final, unconditional nature of this Agreement; (c) the execution of this Agreement is a completely knowing and voluntary act; (d) the Parties understand the terms of this Agreement; (e) the Parties have been advised to consult with legal counsel and have been provided with time to consult with legal counsel prior to the execution of this Agreement; (f) all promises made to the Parties in connection with this Agreement or as inducement to sign same expressly are set forth in full in the other Sections of this Agreement.

24. Enforcement, Governing Law and Jurisdiction. The Parties hereby consent to personal jurisdiction and exclusive venue in the United States District Court for the Southern District of Florida, if such Court can exercise jurisdiction over the matter for any action brought by the Company or Rakine arising out of or in connection with this Agreement. In the event the foregoing Court lacks jurisdiction, Rakine consents to personal jurisdiction and exclusive venue in the Circuit Court in Broward County, Florida. For purposes of this Section 24, the term Rakine includes any business entity owned or controlled by Hussein Rakine. In any such action to enforce the terms of this Agreement, the prevailing party shall be entitled to their damages, including, but not limited to their reasonable attorneys’ fees and costs as a result of such enforcement proceedings.

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IN WITNESS WHEREOF, the Parties hereto have knowingly and voluntarily executed this Agreement on June 25, 2023.

FLORA GROWTH MANAGEMENT CORP.

By:	/s/ Clifford Starke

Name:	Clifford Starke

Title:	CEO

FLORA GROWTH CORP.

By:	/s/ Clifford Starke

Name:	Clifford Starke

Title:	CEO

/s/ Hussein Rakine
HUSSEIN RAKINE

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